Exhibit 10.1

EMPLOYMENT AGREEMENT
Restated as of December 31, 2008

THIS AGREEMENT, originally made as of June 1, 1996 and restated as of December 31, 2008, between DOUGLAS I. PAYNE (“Employee”) and STANLEY FURNITURE COMPANY, INC., a Delaware corporation (the “Company”).  The Agreement is restated to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”).

WHEREAS, the Company desires to assure that it will have the benefit of the continued service and experience of the Employee, who is a principal executive officer of the Company and an integral part of its management, and the Employee is willing to enter into an agreement to such end upon the terms and conditions set forth in this Agreement.  In consideration of the foregoing and the mutual agreements herein contained, the parties agree as follows:

1.           Employment.  The Company hereby employs the Employee and the Employee hereby accepts employment upon and agrees to the terms and conditions set forth herein.

2.           Term.  The term of employment under this Agreement (the “Term”) commenced January 1, 1996 and has continued through December 31, 2008 and shall continue thereafter unless either party gives notice (a “Termination Notice”) on or before November 1 of any year that employment under this Agreement will not continue for an additional period of one year beginning on the following January 1.

3.           Compensation.

a.           Salary.  During the Employee’s employment hereunder, the Company shall pay the Employee for all services rendered by the Employee a base salary at an annual rate of at least $272,000, with upward adjustments as the Board of Directors of the Company shall deem appropriate.  Such salary shall be payable to the Employee in accordance with the Company’s usual paying practices, but not less frequently than monthly.

b.           Bonus.  In addition to base salary, the Employee shall be entitled to receive a potential annual bonus of $50,000, subject to upward adjustment.  The amount of such bonus for any fiscal year shall be related to the achievement of certain performance thresholds and objectives to be set at the beginning of each fiscal year by the Board of Directors of the Company.

c.           Other Benefits.  The Employee shall also receive such other customary employee “fringe” benefits as are afforded generally by the Company to its senior personnel, including grants of stock options and participation in the Company’s deferred compensation program.

4.           Duties.  The Employee shall continue to perform the duties of Executive Vice President – Finance and Administration and Secretary of the Company and shall, under the direction of the Chief Executive Officer or President, faithfully and to the best of his ability perform such duties and such other duties and responsibilities as may be reasonably assigned by the Chief Executive Officer or President from time to time, including service as an officer or director of any subsidiaries of the Company but not including service as an officer or director of nonsubsidiary affiliates not in the same business as the Company.

5.           Extent of Services.  During the Employee’s employment hereunder, the Employee shall devote his entire working time, attention and energy to the business of the Company and shall not be engaged in any other active business of any kind except as authorized by the Chief Executive Officer or President.

6.           Restrictive Covenants.

a.           Non-competition Restriction.  Except with the prior consent in writing of the Company or as provided in the last sentence of this Section 6(a), the Employee shall not (A) during his employment hereunder or (B) for a period of two years after Termination of his employment hereunder in the event Employee receives severance payments pursuant to Section 7(b) or Section 7(e), directly or indirectly manage, operate, control, be employed by, participate in, invest in or be connected in any manner with the management, operation, ownership or control of any business or venture which is in competition in the United States with the business of the Company, provided that nothing herein shall prohibit the Employee from owning securities of the Company or up to 5% of the outstanding voting securities of any issuer which is listed on the New York or American Stock Exchange or as to which trading is reported or quoted on the NASDAQ System.  The provisions of this Section 6(a) shall not be applicable in the event the Employee terminates his employment under Section 7(d).

b.           Non-solicitation Agreement.  Except with the prior consent in writing of the Company, the Employee shall not directly or indirectly hire or employ in any capacity or solicit the employment of or offer employment to or entice away or in any other manner persuade or attempt to persuade any person employed by the Company or any of its subsidiaries to leave the employ of any of them.  This Agreement shall remain in full force and effect for a period of two years after the Term.

c.           Confidential Information.  The Employee further agrees to keep confidential and not use for his personal benefit or for any other person’s benefit any and all proprietary information received by the Employee relating to inventions, products, production methods, financial matters, sources of supply, markets, marketing methods and customers of the Company on the date hereof or developed by or for it during the Term.  This Agreement shall remain in full force and effect after the Term without limit in point of time, but shall cease to apply to information that legitimately comes into the public domain.

d.           Specific Enforcement.  It is agreed and understood by the parties hereto that, in view of the nature of the business of the Company, the restrictions in subsections a., b. and c. above are reasonable and necessary to protect the legitimate interests of the Company, monetary damages alone are not an adequate remedy for any breach of such provisions, and any violation thereof would result in irreparable injuries to the Company.  The Employee therefore acknowledges that, in the event of his violation of any of such restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

e.           Severability and Extension.  If the period of time or the area specified in subsection a. above is determined to be unreasonable in any proceeding, such period shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof, or both, so that such restrictions may be enforced for such time and in such area as is determined to be reasonable.  If the Employee violates any of the restrictions contained in subsection a. above, the restrictive period shall not run in favor of the Employee from the time of the commencement of any such violation until such time as such violation shall cease.

7.           Termination of Employment and Severance Payments.

a.           Termination for Cause.  During the Term, the Company may terminate the Employee’s employment under this Agreement at any time for Cause (as hereinafter defined) upon written notice specifying the cause and date of Termination. Payments under this Agreement shall cease as of the date of Termination for Cause.  For this purpose, “Cause” means gross or willful neglect of duty which is not corrected after 30 days’ written notice thereof; misconduct, malfeasance, fraud or dishonesty which materially and adversely affects the Company or its reputation in the industry; or the commission of a felony or a crime involving moral turpitude.

b.           Termination without Cause.  During the Term, the Company may terminate the Employee’s employment under this Agreement at any time for any reason other than Cause upon written notice specifying the date of Termination and the Employee shall be entitled to the payments provided under this Section 7(b).  In the event the Company terminates the Employee’s employment for reasons other than Cause (which includes Termination by the Company for what the Company believes to be Cause when it is ultimately determined that the Employee was terminated without cause), then the Employee shall be entitled to severance payments as follows:  (i) monthly payments equal to his base salary for the remainder of the calendar year in which such Termination occurred,  (ii) for the two calendar years following the year in which such Termination occurred, monthly payments equal to one-twelfth of the sum of the Employee’s base salary in effect at the date of Termination plus an amount equal to the average of the bonuses paid to the Employee for the three fiscal years preceding the year in which employment is terminated, and (iii) a one-time payment equal to the average of the bonuses paid to the Employee for the three fiscal years preceding the year in which the date of Termination occurs.  If the Employee is a Specified Employee, the monthly payments under (b)(i) and (ii) otherwise payable for the first six months after the date of Termination shall be made in a lump sum six months and one day after the date of Termination.  The one-time payment under (b)(iii) shall be made ninety days after the close of the fiscal year in which such termination occurs, provided that, if the Employee is a Specified Employee, payment shall not be made before six months and one day after the date of Termination.  If there shall take place a Change in Control (as defined in Section 7(d)) of the Company on or within two years before the date of Termination, the Employee shall be entitled to receive the total severance pay provided for under this Section 7(b) in a single payment on the date of Termination or, if the Employee is a Specified Employee, six months and one day after the date of Termination.  If a Change in Control occurs after the Employee’s date of Termination, the Employee shall be entitled to receive the total severance pay remaining to be paid pursuant to this Section 7(b) in a single payment when a Change in Control occurs, provided that, if the Employee is a Specified Employee, payment shall not be earlier than six months and one day after the date of Termination.  In the event the independent accountants acting as auditors for the Company on the date of a Change in Control (or another accounting firm designated by them) determine that such single payment, together with other compensation received by the Employee that is a contingent on a Change in Control, would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended and regulations thereunder, the single payment to the Employee shall be reduced to the maximum amount which may be paid without such payments being “excess parachute payments”.

c.           Termination in Event of Death or Disability.  If the Employee dies or becomes disabled during the Term, his employment under this Agreement shall terminate and payments of base salary hereunder shall cease as of the end of the month in which such event shall occur.  For purposes of this Agreement, the Employee shall be deemed to be disabled if he is unable to perform his duties hereunder for any period of four consecutive months or for six months in any twelve-month period.  If the Employee’s employment is terminated hereunder pursuant to this Section 7(c), the Employee or Employee’s estate shall be entitled to a bonus payment in an amount equal to the amount determined by multiplying the bonus which would otherwise have been payable for the full year by a fraction, the numerator of which is the number of days the Employee was employed during such fiscal year and the denominator of which is 365.  Such bonus shall be payable ninety days after the close of the fiscal year in which Employee dies or becomes disabled.

d.           Termination on Change of Control.  By delivering 15 days’ written notice to the Company, Employee may terminate his employment under this Agreement at any time within two years after a Change in Control and the Employee shall be entitled to the payments provided under Section 7(e).  “Change of Control” means the date on which the Company experiences a change in ownership (as described in subsection (i)), a change in effective control (as described in subsection (ii)), or a change in the ownership of a substantial portion of its assets (as described in subsection (iii)):

(i) any person or more than one person acting as a group acquires beneficial ownership of Company stock that, together with the Company stock already held by such person or group, represents more than 50 percent of the total fair market value or total voting power of the Company stock; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50 percent of the total fair market value or total voting power of the Company stock, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company for purposes of this subsection (i) or to cause a change in effective control of the Company for purposes of subsection (ii);

(ii) (1) any person or more than one person acting as a group acquires (or has acquired during the twelve-consecutive-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of Company stock possessing 35 percent or more of the total voting power of the Company stock; or (2) a majority of members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; provided, however, that if any one person or more than one person acting as a group is considered to effectively control the Company for purposes of this subsection (ii), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control for purposes of this subsection (ii) or to cause a change in ownership of the Company for purposes of subsection (i); or

(iii) any person or more than one person acting as a group acquires (or has acquired during the twelve-consecutive-month period ending on the date of the most recent acquisition by such person or group) assets from the Company having a total gross fair market value equal to 40 percent or more of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided that a transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (1) a shareholder of the Company immediately before the asset transfer in exchange for or with respect to Company stock; (2) an entity, 50 percent or more of the total fair market value or total voting power of which is owned, directly or indirectly, by the Company; (3) a person or more than one person acting as a group that owns, directly or indirectly, 50 percent or more of the total fair market value or total voting power of all outstanding Company stock; or (4) an entity, at least 50 percent of the total fair market value or total voting power of which is owned, directly or indirectly, by a person described in (3) above.  Except as otherwise provided in this subsection (iii), a person’s status is determined immediately after the transfer of the assets. For purposes of this subsection (iii), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The term “group” shall have the meaning provided in Sections 1.409(i)(5)(v)(B), (vi)(D) or (vii)(C) of the Treasury Regulations (or any successor provisions), as applicable.  The term “beneficial ownership” shall have the meaning provided in Section 1.409(i)(5)(v)(iii) of the Treasury Regulations (or any successor provision).

e.           Severance Payments.  The Employee shall be entitled to the severance payment provided in this Section 7(e) in the event (i) the Employee terminates employment on or after the occurrence of a Change in Control pursuant to Section 7(d), (ii) the Employee’s employment terminates as a result of the Company’s delivery of a Termination Notice, or (iii) the Employee voluntarily terminates his employment and the Company elects to make severance payments in order to have the non-competition covenant in Section 6(a) effective.  In the event the Employee is entitled to severance payment pursuant to the foregoing sentence, the Employee shall receive for the two years following the date of Termination, monthly payments equal to one-twelfth of the sum of the Employee’s base salary in effect at the date of Termination plus an amount equal to the average of the bonuses paid to the Employee for the three fiscal years preceding the year in which the date of Termination occurs.  If the Employee is a Specified Employee, the monthly payments otherwise payable for the first six months after the date of Termination shall be made in a lump sum six months and one day after the date of Termination.  If there shall take place a Change in Control (as defined in Section 7(d)) of the Company on or within two years before the date of Termination, the Employee shall be entitled to receive the total severance pay provided for under this Section 7(e) in a single payment on the date of Termination or, if the Employee is a Specified Employee, six months and one day after the date of Termination.  If a Change in Control occurs after the Employee’s date of Termination, the Employee shall be entitled to receive the total severance pay remaining to be paid pursuant to this Section 7(e) in a single payment when a Change in Control occurs, provided that, if the Employee is a Specified Employee, payment shall not be earlier than six months and one day after the date of Termination.  In the event the independent accountants acting as auditors for the Company on the date of a Change in Control (or another accounting firm designated by them) determine that such single payment, together with other compensation received by the Employee that is a contingent on a Change in Control, would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended and regulations thereunder, the single payment to the Employee shall be reduced to the maximum amount which may be paid without such payments being “excess parachute payments”.

f.           Defined Terms.  For purposes of this Agreement, Termination occurs when the Employee has a “separation from service” as described in Treasury Regulations Section 1.409A-1(h) or any successor provision.   For purposes of this Agreement, Specified Employee has the meaning as defined in Treasury Regulations Section 1.409A-1(i) or any successor provision, determined as of the Employee’s date of Termination.

8.           Vacation.  During the Term, the Employee shall be entitled to a vacation in each calendar year in accordance with the Company’s policy during which vacation his compensation shall be paid in full.

9.           Insurance.  During the Term, the Company will continue to include the Employee and his eligible dependents as insureds under its existing insurance policies on the same terms and conditions and with the same benefits as those in effect on the date hereof; provided, however, that the forgoing shall not prohibit the Company from adopting alternative benefit packages and programs so long as the benefits thereunder, considered in the aggregate, are at least as favorable to the Employee and his eligible dependents.

10.           Notice.  All notices, requests, demands and other communications hereunder shall be in writing and shall be effective upon the mailing thereof by registered or certified mail, postage prepaid, and addressed as set forth below:

a.           If to the Company:

Stanley Furniture Company, Inc.
Route 57, P.O. Box 30
Stanleytown, Virginia  24168

b.           If to the Employee:

Douglas I. Payne
310 Burch Drive
Martinsville, VA  24112

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

11.           Waiver of Breach.  Waiver by either party of a breach of any provision of this Agreement by the other shall not operate as a waiver of any subsequent breach by such other party.

12.           Entire Agreement.  This Agreement contains the entire agreement of the parties in this matter and supersedes any other agreement, oral or written, concerning the employment or compensation of the Employee by the Company.  It may be changed only by an agreement in writing signed by both parties hereto.

13.           Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Virginia.

14.           Benefit.  This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and the Employee, his heirs, beneficiaries and legal representatives.

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the day and year above written.

STANLEY FURNITURE COMPANY, INC.

By:           s/Albert L. Prillaman
Name:  Albert L. Prillaman
Title:    Chairman and Chief Executive Officer

s/Douglas I. Payne
Douglas I. Payne